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                                                                  Exhibit 99(a)7


   THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN
     OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED JULY 16,1999 AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING
     MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR
       ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER
   LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER
       SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY DEUTSCHE BANK SECURITIES INC., THE DEALER MANAGER OF THE OFFER, OR ONE OR MORE REGISTERED
        BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                      Global Industrial Technologies, Inc.
                                       by
                             Heat Acquisition Corp.
                      An Indirect, Wholly Owned Subsidiary
                                       of
                                     RHI AG
                                       at
                              $13.00 Net Per Share

     Heat Acquisition Corp., a Delaware corporation ( "Purchaser") and an indirect, wholly owned subsidiary of RHI AG, an Austrian stock corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.25 per share (such shares, together with the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of October 31, 1995, as amended, between Global Industrial Technologies, Inc., a Delaware corporation (the "Company"), and The Bank of New York, the "Shares"), of the Company at $13.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer To Purchase dated July 16, 1999 (the "Offer To Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). Parent and Purchaser have been advised that the Rights are not applicable to the Offer, the Merger Agreement or any of the transactions contemplated thereby.

--------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT (TOGETHER WITH ANY SHARES THEN OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES) CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES, CALCULATED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (B) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 AND ANY APPLICABLE LAWS REGULATING COMPETITION, ANTITRUST, INVESTMENT OR EXCHANGE CONTROLS IN GERMANY AND MEXICO, HAVING EXPIRED OR BEEN TERMINATED, AND
(C) THE FINANCING CONDITION (AS DEFINED IN THE OFFER TO PURCHASE). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1, 9, 11 AND 14 OF THE OFFER TO PURCHASE.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 12, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and that, after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Parent. In the Merger, each Share (other than Shares owned by the Company or any of its subsidiaries, or by Parent, Purchaser or any other subsidiary of Parent, or Shares that are held by the Company's stockholders exercising their appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL")) issued and outstanding immediately prior to the Effective Time (as defined in the Offer To Purchase) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive the Per Share Amount (as defined in the Offer To Purchase) (or any greater per share amount paid for Shares pursuant to the Offer), in cash payable to the holder thereof without interest and less any required withholding taxes and, in certain circumstances, less any required stock transfer taxes. The Merger Agreement is more fully described in Section 11 of the Offer To Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS DULY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S STOCKHOLDERS. THE COMPANY BOARD RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer To Purchase) of its acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in the Offer To Purchase) with respect to the Shares), (ii) the appropriate Letter(s) of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or in the case of book-entry transfer of Shares, an Agent's Message (as defined in the Offer To Purchase)), and (iii) any other documents required by the Letter of Transmittal.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including, if required, the approval of the Merger by the requisite vote of the stockholders of the Company. The stockholder vote necessary to approve the Merger will be the affirmative vote of a majority of the outstanding Shares. If the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of the Company. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder of the Company.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE CONSIDERATION TO BE PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. SIMILARLY, NO INTEREST WILL BE PAID ON THE CONSIDERATION TO BE PAID IN THE MERGER TO STOCKHOLDERS WHO FAIL TO TENDER THEIR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN EFFECTING THE MERGER OR MAKING SUCH PAYMENT.

     The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Thursday, August 12, 1999, unless and until Purchaser (in accordance with the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Purchaser may, under certain circumstances, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after September 13, 1999, unless theretofore accepted for payment as provided in the Offer To Purchase. For a withdrawal to be effective, a


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written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer To Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders of the Shares, if different from the person who tendered the Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer To Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of the Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer To Purchase) to be credited with the withdrawn Shares.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer To Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer To Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer To Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Collect Call: (212) 754-8000
                     Banks and Brokerage Firms, please call:
                                 (800) 662-5200

                    Stockholders Please Call: (800) 566-9061


                      The Dealer Manager for the Offer is:

                          Deutsche Bank Securities Inc.
                               31 West 52nd street
                            New York, New York 10019
                                  (800) 334-1898


July 19, 1999